GOLD CREST MINES, INC.

1017 Washington Mutual Financial Center

601 West Main Avenue

Spokane, Washington

May 21, 2007

Attention:  Anne Nguyen Parker

Securities and Exchange Commission

Division of Corporation Finance

Mail Stop 7010

Washington, D.C. 20549-7010

Re:

Gold Crest Mines, Inc.
Registration Statement on Form 10SB
File No. 0-52392

Dear Ms. Parker:

In connection with the Company’s Registration Statement on Form 10SB and the comments from the Staff of the Commission, we acknowledge that:

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the company is responsible for the adequacy and accuracy of the disclosure in the filing;

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staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

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the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

Gold Crest Mines, Inc.

By:

       Thomas H. Parker, President & CEO